February 4, 2008

VIA EMAIL

Jeffrey G. Benz
6100 Center Drive, 9th Fl.
Los Angeles, CA 90045

RE: Employment Offer

Dear Jeff:

On behalf of AVP, Inc. ("AVP") and AVP Pro Beach Volleyball Tour, Inc. (collectively, the "Company"), I am pleased to confirm your employment with the Company on the terms and conditions set forth below.

The terms and conditions of our offer are as follows:

1. Title: Your title will be Chief Administrative Officer and General Counsel. You will also serve as Secretary of the Board of Directors of AVP (the "Board").

2. Position/Description: Your duties as Chief Administrative Officer and General Counsel will include business development, strategy, acquisitions, athlete relations, the provision of legal and business affairs advice to the Company, serving as corporate secretary, and such other duties as assigned by the CEO (as defined below) and/or the Board.

3. Reporting: For purposes of your employment, you will report directly to the Chief Executive Officer of the Company (the "CEO").

4. At-Will Employment: Your employment with the Company will be at-will, meaning that it is not for any specified period of time and can be terminated by you or by the Company at any time, for any reason, with our without notice and with or without cause. The at-will nature of your employment cannot be changed or modified except through an express and written resolution of the Board.

5. Base Salary: Retroactive to January 1, 2008, you will be paid an annual base salary of $250,000 through December 31, 2008. Your annual base salary shall be paid in installments throughout the year in the same manner and at the same time the Company pays other executive officers. From January 1, 2009 through December 31, 2009, your annual base salary shall be $265,000. From January 1, 2010 through

December 31, 2010, your annual base salary shall be $280,000. After 2010, your performance shall be reviewed annually and your annual base salary shall be increased based on the successful achievement of various milestones determined by the CEO and/or the Board.

6. Stock Options Grant: The Board has granted to you on the date hereof an option to purchase 350,000 shares of the common stock of AVP (the "Stock Options"). The per share exercise price of the Stock Options will be equal to $0.76. Of this total grant, 87,500 have already vested. So long as you continue to remain employed by the Company, the remainder of these Stock Options shall vest in thirty-six equal monthly installments with the first installment vesting on March 1, 2008. The Stock Options will be subject to the terms and conditions of any applicable stock option plan of the Company and any stock option agreement entered into between the Company and you. For the avoidance of doubt, the Stock Options will immediately vest upon the termination of your employment with the Company other than for Cause (as defined below) within six months after a Change of Control (as defined below); will continue to vest while you are an employee; and to the extent vested will be exercisable for one year after you are no longer an employee.

7. Performance Bonuses:

(a) Annual Performance Bonus: You will be eligible to participate in the annual performance bonus programs that the Company may establish for senior managers or executive officers of the Company. Under the Company's current bonus program, your annual target bonus will be fifty percent of your annual base salary for the year in which performance is being rewarded (the "Target Bonus"). This performance bonus shall be based upon the achievement of your performance milestones or targets as such are set and reviewed by the Board and the CEO annually. Your eligibility for the Target Bonus will be based upon the CEO's evaluation.

(b) Additional Cash and Option Performance Bonuses: You will be eligible for any additional options grants, cash awards, or profit-sharing programs, on the same basis as any employee of the Company other than the CEO, to reward your performance as is determined by the CEO.

(c) Prerequisite for Bonuses: It shall be a prerequisite of your receipt of any bonuses that you are employed by the Company at the time of award of any such bonuses.

8. Benefits: You will be eligible to participate in all Company benefits, perquisites, car allowance programs, and fringe benefits on terms that are at least as

favorable as those provided to any other Company senior manager or executive officer other than the CEO.

9. Vacation: You will be eligible for four weeks of vacation per full year worked (this vacation will be pro-rated based on portions of years worked), the accrual of which will occur in accordance with the Company's written policy on vacations.

10. Reimbursement: You will be reimbursed for reasonable business expenses incurred for the benefit of the Company in accordance with the Company's written policy on such matters. In addition, the Company will reimburse you for all costs required for you to (i) maintain your admission to law practice in each state in which you are admitted (currently California, Colorado, and Hawaii), including, but not limited to, expenses related to acquiring required continuing legal education credits for those states and (ii) attend all meetings of the National Sports Law Institute and the Sports Lawyers Association Boards of Directors/Advisors on which you serve, so long as such meetings do not interfere with your performance of your duties and obligations to the Company.

11. Severance:

(a) If your employment is terminated by the Company for any reason other than for Cause, or if your reporting relationship is changed to any individual other than the CEO and you notify the Company of your intention to terminate on that basis, or the Company materially breaches this Agreement and fails to cure such breach after reasonable notice from you, before May 1, 2008, the Company will continue to pay you your then current annual base salary and the applicable Target Bonus for six months following your employment termination date.

(b) If your employment is terminated by the Company for any reason other than for Cause, or if your reporting relationship is changed to any individual other than the CEO and you notify the Company of your intention to terminate on that basis, or the Company materially breaches this Agreement and fails to cure such breach after reasonable notice from you, on or after May 1, 2008, the Company will continue to pay you your then current annual base salary and the applicable Target Bonus for twelve months following your employment termination date.

(c) If your employment is terminated not for Cause within six months following a Change of Control, or the Company materially breaches this Agreement and fails to cure such breach after reasonable notice from you, and you notify the Company of your intention to terminate on that basis, then the Company will continue to pay you your then current annual base salary and Target Bonus for eighteen months following your employment termination date.

(d) Your eligibility for the aforementioned severance pay is conditioned upon the execution and the effectiveness of a reasonable mutual general release of all claims between you and the Company, in a form timely provided by the Company.

(e) The Company will continue to pay on your behalf all benefits and perquisites which you are a beneficiary of due to your employment (including, but not limited to, health, life insurance, and similar benefits) for a period of time equal to the period of time for which the Company is obligated to pay your annual base salary and the applicable Target Bonus pursuant to Section 11(a), (b) or (c) above, as applicable.

(f) You will not receive the aforementioned severance pay if you are (i) terminated for Cause, (ii) terminated from service as Secretary of the Board and you still remain an employee of the Company, or (iii) you terminate your employment with the Company for any reason other than a change in your reporting relationship or a material breach of this Agreement by the Company. You will resign from any director or officer positions with the Company and any of its affiliates within three days of any termination of your employment with the Company.

(g) For purposes of this Agreement, "Cause" shall mean (i) gross neglect, willful malfeasance, or gross misconduct in connection with your employment hereunder; (ii) any willful refusal to perform your duties, responsibilities or obligations in accordance with the terms hereof provided that such duties, responsibilities or obligations are not inconsistent with your position and are otherwise lawful; (iii) a material violation of any policy of the Company that is generally applicable to employees or officers of the Company including, but not limited to, policies concerning sexual harassment, or the Company's code of conduct; (iv) failure to cooperate, if requested by the CEO or the Board, with any investigation or inquiry into your or the Company's business practices, whether internal or external, including, but not limited to, your refusal to be deposed or to provide testimony at any trial or inquiry, subject to your right to reasonably assert lawful defenses or privileges in such proceedings; (v) your resignation that does not have the prior written consent of the Company and is not a termination by you otherwise permitted under this Agreement; (vi) any material breach by you of this Agreement; or (vii) fraud or embezzlement by you or your conviction of, or plea of guilty or nolo contendere to a felony or any crime involving moral turpitude, or an indictment of you that results in material injury to the Company or any of its subsidiaries or affiliates or its or their property, operations or reputation; provided, however, that in the case of clauses (i), (ii), (iii), (iv) and (vi) of this Section 11(g), Cause shall not exist if such violation, failure to cooperate or breach, if capable of being cured, shall have been cured by you within thirty days after receipt of notice thereof from the Company.

(h) For purposes of this Agreement, "Change of Control" shall mean where (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Company or wholly owned subsidiary of the Company, or a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company's then outstanding securities; (ii) the Company is party to a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation; (iii) the sale or disposition of all or substantially all of the Company's assets (or consummation of any transaction having similar effect); (iv) the dissolution or liquidation of the Company; or (v) a change in the majority of members of the Board within a twenty-four-month period unless the election or nomination for election by the Company stockholders of each new director was approved at a vote of a majority of the directors then still in office who were in office at the beginning of the twenty-four-month period.

12. Outside Engagements: While employed by the Company, you will devote your full business time and attention to the business of the Company to execute your duties. You may continue, however, to pursue outside business interests (including, but not limited to, serving on the boards of directors of other companies, providing consulting services, serving as an arbitrator in sports disputes, and engaging in managing your personal investments), provided that your services in such roles do not create a conflict with the performance of your duties or the business of the Company. You also may continue your involvement in the outside business interests in which you are currently involved which you have disclosed to the Company.

13. Non-Solicitation, Unfair Competition, Non-Disparagement: As a condition of employment, you will be required to agree to and at all times abide by the Company's standard requirements regarding non-solicitation, unfair competition and non-disparagement, as such requirements are reasonably determined by the Company. Such provisions shall be consistent with the requirements by which other senior executives are bound.

14. Arbitration: Any disputes that may arise between you and the Company concerning your employment shall be settled by an arbitration conducted by the American Arbitration Association ("AAA") in accordance with its National Rules for the Resolution of Employment Disputes as are then in effect. Any such arbitration shall take place in Los Angeles, California. The Company shall pay all costs and expenses of the AAA and any arbitrator. Any decision, order or award of any such arbitration shall be final and binding upon the parties and enforceable in any court of competent jurisdiction.

15. Choice of Law: The foregoing shall be governed by the laws of the State of California, exclusive of its conflict of laws principles.

16. Entire Agreement: The foregoing contains the sole and entire agreement and understanding of the parties with respect to the subject matter hereof. All prior employment agreements between you and the Company or any of its affiliates are hereby terminated in all respects. Any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter hereof are hereby merged herein.

If you are in agreement with all of the foregoing, please so indicate by signing in the space provided below and return the signed copy as soon as possible to the undersigned. Your employment with the Company under the terms and conditions set forth herein will commence as of the date hereof.

Very truly yours,

Leonard Armato
Chief Executive Officer of AVP, Inc. and
AVP Pro Beach Volleyball Tour, Inc.

ACCEPTED AND AGREED:

Jeffrey G. Benz
Dated: 3/3/08